July 2007	Pricing Sheet dated July 6, 2007 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 324 dated June 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Protected Absolute Return Barrier Notes due December 31, 2008
Based on the Value of the S&P 500® Index

P R I C I N G T E R M S – J U L Y 6 , 2 0 0 7

Issuer		Morgan Stanley

Issue price:		$10

Stated principal amount:		$10

Pricing date:		July 6, 2007

Original issue date:		July 13, 2007

Maturity date:		December 31, 2008(1)

Underlying index:		The S&P 500® Index (the “Index”)

Maturity redemption amount:		$10 + supplemental redemption amount (if any)

Maximum payment at maturity:		$11.90 (119%) of the stated principal amount).

Supplemental redemption amount:		■ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or

■ If at any time on any day during the observation period the index value is outside the index range, $0.

Observation period:		The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:		At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg page “SPX” or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index.

Index range:		Any value of the Index that is:

■ greater than or equal to 1,239.6564, which is the initial index value x 81%; and

■ less than or equal to 1,821.2236, which is the initial index value x 119%

Absolute index return:		Absolute value of: (final index value – initial index value) / initial index value

Initial index value:		1,530.44, the closing value of the Index on the pricing date

Final index value:		The closing value of the Index on the index valuation date

Index valuation date:		December 29, 2008

CUSIP:		617475637

Listing:		The notes will not be listed on any securities exchange.

Agent:		Morgan Stanley & Co. Incorporated

Commissions and issue price:		Price to Public	Agent’s Commissions(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
	Total:	$12,600,000	$220,500	$12,379,500

(1)	The maturity date and index valuation date have been modified from the maturity and the index valuation dates set out in the Amendment No.1 to Preliminary Pricing Supplement No. 324 referenced below.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Pricing Supplement No. 324 dated June 27, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.